                                                                     EXHIBIT 2.1


                          PURCHASE AND SALE AGREEMENT
                          ---------------------------


     PURCHASE AND SALE AGREEMENT, made the 11th day of January, 1999, by and between BANNER INDUSTRIES OF NEW YORK, INC. a New
York corporation ("Seller") and JACLYN, INC., a Delaware corporation ("Buyer").

                               R E C I T A L S:
                               - - - - - - - -

     A. Seller has a division which is engaged in the business of manufacturing, distributing and selling sportswear and dresses (the "Division").

     B. The Division has sold such goods in association with the Trademarks defined below.

     C. Seller uses an office and showroom located at 1375 Broadway, New York, New York (the "Showroom") and owns all of the furnishings, fixtures, equipment and chattels located at the Showroom (the "Showroom Property"), except for certain items that Seller leases in that regard (the "Leased Property").

     D. Seller is desirous of selling to Buyer all of its right, title and interest in and to the business that is associated with the Division, including the accounts, customers, customer lists and goodwill thereof, the trademarks and tradenames associated therewith, the Artwork (as defined below) which is or has been associated with such business, the Division's work in process, piece goods, raw materials and customer orders, the AS400 System (including, but not limited to, all terminals and related equipment therefor at both the New York and South Carolina locations), the Showroom Property and, to the extent provided herein, the Leased Property.

     E. Buyer is willing to purchase the same on the terms and conditions set forth herein.

     NOW, THEREFORE, it is agreed as follows:

                                  ARTICLE I.

                                  DEFINITIONS

          A.  Definitions.  When used in this Agreement, the following terms
              -----------
shall have the meanings specified:

          "Agreement" shall mean this Purchase and Sale Agreement, together with the Schedules and the Exhibits attached hereto;

          "Artwork" shall mean all of Seller's rights, claims and interests in and to all artwork, patterns, copyrights and intellectual property of any nature or medium whatsoever which are or have been associated with the business of the Division, including, but not limited to, all samples, forms, screens, designs, paper patterns and marking and grading sheets.

          "Artwork Assignment" shall mean an instrument, in the form of EXHIBIT "A" attached hereto, by which Seller conveys the Artwork to Buyer;

          "Bill of Sale" shall mean an instrument in the form of EXHIBIT "B" attached hereto, by which Seller will convey to Buyer title to the Showroom Property;

          "Buyer" shall mean Jaclyn, Inc., a Delaware corporation;

          "Closing Date" shall mean (a) January 11, 1999; or (b) such other date as Buyer and Seller may agree upon in writing. The Closing shall be deemed effective as of the opening of business on the Closing Date. Immediately upon the Closing, the purchase and sale of the Purchased Assets shall be deemed fully executed;

          "Closing" shall mean the conference to be held at 2:00 PM local time on the Closing Date at the offices of Marketing Management Group, Inc. ("MMG"), 561 Seventh Avenue, New York, New York or at such other time and place as the parties may mutually agree to in writing;

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

          "Knowledge of Seller" or "to the Seller's Knowledge" shall mean that which Robert C. Kaplan ("Robert") and/or Larry Kaplan ("Larry") knows or has reason to know or believe;

          "Leased Property" shall mean the items set forth on SCHEDULE 4.5, which schedule sets forth a description of each item of Leased Property and the financial and durational terms of its respective lease;

          "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien, lease (including any capitalized lease) or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code of the States of New York, New Jersey, South Carolina or Delaware or comparable law of any

U.S. jurisdiction;

          "Material Adverse Effect" means anything that could have a materially adverse affect upon Buyer's right, title or interest in and to any of the Purchased Assets, or Buyer's free, unfettered and exclusive use thereof;

          "Person" shall mean any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity;

          "Purchased Assets" shall mean all of Seller's right, title and interest in and to the business that is associated with the Division, including the accounts, customer lists and goodwill thereof, the trademarks and tradenames associated therewith, the Artwork which is or has been associated with such business, the Division's work in process, piece goods, raw materials and customer orders, the AS400 System (including, but not limited to, all terminals and related equipment therefor at both the New York and South Carolina locations), the Showroom Property and, to the extent provided herein, the Leased Property. The Purchased Assets do not include Seller's cash, accounts receivable (except to the extent they are part of the backlog orders and work in process discussed in Article VIII) or ASSYST system (but does include the data in the ASSYST system).

          "Purchase Price" shall mean the amount of One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

          "Records" shall mean all files and records of Seller relating to the business of the Division for the two-year period preceding the Closing and through the Transition Period;

          "Retained Liabilities" shall mean all the obligations and liabilities of Seller whether now existing or previously or hereafter incurred, which Retained Liabilities shall include, but not be limited to, all liabilities and obligations accruing with respect to the Purchased Assets prior to the Closing;

          "Schedules" shall mean those schedules referred to in this Agreement;

          "Seller" shall mean Banner Industries of New York, Inc., a New York corporation;

          "Showroom" shall mean the fifth floor southeast suite of offices at 1375 Broadway, New York, New York;

          "Showroom Property" shall mean all of Seller's furnishings, fixtures, equipment, supplies and chattels located at the Showroom (other than the Leased Property) and excluding only the ASSYST system;

          "Trademark Assignment" shall mean an instrument, in the form of EXHIBIT "C" attached hereto, by which Seller conveys the Trademarks to Buyer;

          "Trademarks" shall mean all of Seller's right, title and interest in and to the trademarks and/or tradenames "Banner", "Banner Industries", "Banner Industries of New York", "Banner of New York" and "Jean Stuart" and all of the goodwill associated therewith, including, but not limited to, any registrations therefor which are or have been owned by Seller.

          "Transition Period" means the post-Closing period discussed in Article VIII, Section H.

          B.  Singular/Plural; Gender.  Where the context so requires or
              -----------------------
permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders.

                                  ARTICLE II.

                               PURCHASE AND SALE


          A.  Purchase and Sale.  At the Closing, on the Closing Date, Seller
              -----------------
shall fully and absolutely sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase, all of Seller's right, title and interest, both legal and equitable, in and to the Purchased Assets. Buyer is not assuming any liabilities or obligations of Seller. Seller is retaining all of the Retained Liabilities as its alone.

          B.  Payment on Closing.  At the Closing, on the Closing Date, Buyer
              ------------------
shall pay to Seller the Purchase Price of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), by way of wire transfer of funds in that amount into Seller's bank account, which funds shall, subject to the rules and practices of Seller's bank, be immediately available to Seller. The said wire transfer shall be ordered by Buyer during the Closing. In the event Seller does not deliver, at Closing, the signed written consent by landlord that is required under Article IV, Section F, Buyer shall withhold the sum of Seventy-Five Thousand Dollars ($75,000) from the Purchase Price and shall only pay One Million One Hundred Seventy-Five Thousand Dollars ($1,175,000) at the Closing. If, within ninety
(90) days after the Closing Date, Seller delivers the signed written consent by landlord that is required under Article IV, Section F, the said Seventy-Five Thousand Dollars ($75,000) shall be paid to Seller. Otherwise, the said Seventy-Five Thousand Dollars ($75,000) shall be retained by

Buyer as liquidated damages for Seller's default under Article IV, Section F, subdivision (i).

          C.  Closing Date Deliveries.  At the Closing, on the Closing Date:
              -----------------------
Seller shall deliver, or cause to be delivered to Buyer, properly executed and dated and effective as of the Closing Date: the Bill of Sale; the Trademark Assignment; c) the Artwork Assignment; d) the Artwork; e) possession of the Showroom; f) all other documents and materials which this Agreement requires to be delivered at or before the time of Closing; and g) such other documents as provided in Article VI hereof or as Buyer shall reasonably request.

          D.  Taxes.  All federal, state, local and other transfer, sales and
              -----
use taxes applicable to, imposed upon or arising out of the transfer to Buyer of the Purchased Assets as contemplated by this Agreement shall be paid by Seller.


                                 ARTICLE III.

                            GOVERNMENTAL APPROVALS


          Seller represents and warrants that no approvals or requests for approval or waiver are required from any governmental authorities in connection with Seller's consummation of the Closing or any of the transactions by Seller that are contemplated thereby.


                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF SELLER


          Seller represents and warrants to Buyer as follows:

          A.  Organization.  Seller is a corporation duly incorporated, validly
              ------------
existing and in good standing under the laws of the State of New York and is duly qualified to do business in and is in good standing under the laws of the State of South Carolina. Seller has the power and authority to own, lease, and operate its properties and to carry on its business in the places where such properties are now owned, leased or operated as such business is now conducted and as it will be conducted at the time of Closing and during the Transition Period.

          B.  Authorization;  Enforceability.  The execution, delivery and
              ------------------------------
performance of this Agreement and all of the documents and instruments required hereby by Seller and the consummation and effectiveness of the transactions to be done by Seller contemplated hereby and thereby, are within the corporate power and authority of Seller and have been duly authorized by all necessary corporate action by Seller and do not require any further authorization or approval by any Person. This Agreement is and the other documents and instruments required hereby will be, when executed and delivered by Seller, valid and binding obligations of Seller, fully effective and enforceable against Seller and all of its shareholders.

          C.  Absence of Conflicting Agreements.  The execution, delivery and
              ---------------------------------
performance of this Agreement by Seller does not and will not, after the giving of notice, or the lapse of time or both, or otherwise:

              i) conflict with, result in a breach of, or constitute a default under, the Certificate of Incorporation or by-laws of Seller;

              ii) conflict with, result in a breach of, or constitute a default under any federal, state or local law, statute, ordinance, rule or regulation which is applicable to Seller, the Purchased Assets and/or the transactions contemplated hereby, or any court or administrative order or process, or any contract, agreement, arrangement, commitment or plan to which Seller is a party or by which Seller is bound and which relates to the Purchased Assets and/or the transactions contemplated hereby;

             iii) result in the creation of any Lien upon any of the Purchased Assets which would arise or remain on any of the Purchased Assets after Closing;

              iv) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or governmental or public agency or other authority; or

               v) require the consent of any Person under any contract, agreement, arrangement, commitment or plan to which Seller is a party or by which Seller is bound.

          D.   Title to Purchased Assets; Liens and Encumbrances.  Seller owns
               -------------------------------------------------
good and exclusive title to all of the Purchased Assets (except for the Leased Property, as to which it holds valid leasehold interests), and, at the Closing, all of the Purchased Assets shall be fully transferred to Buyer, free and clear of any and all Liens of any nature whatsoever. A form UCC-3 termination statement shall be filed promptly after the Closing with respect to any form UCC-1 statement that relates or refers, in any manner, to any of the Purchased Assets, and Seller shall, at Closing, deliver to Buyer a written release and commitment to that effect signed by the secured creditor under any such form UCC-1 filing.

          E.  Condition of Equipment.  Each item of Showroom Property and Leased
              ----------------------
Property is being conveyed "as is, where is". To Seller's Knowledge, except as set forth on SCHEDULE 4.1, no item of Showroom Property or Leased Property is in need of imminent repair or replacement.

          F.  Showroom and Chattels.
              ----------------------

              i) Annexed as SCHEDULE 4.2 is a signed written consent by the landlord under the lease for the Showroom (the "Lease") to the assignment of that Lease to Buyer.

              ii) Seller has delivered a true and complete copy of the Lease (including all riders, exhibits and amendments) to Buyer and the originals of said documents will be delivered to Buyer at or before Closing.

              iii) At Closing, Seller will deliver to Buyer a Bill of Sale in the form annexed as Exhibit "B" for Seller's AS400 System. Upon Buyer's request, at any time after Closing, Seller will deliver to Buyer one or more Bills of Sale, in form similar to Exhibit "B", for all or any part of the Showroom Property as may be designated by Buyer.

              iv) Annexed as SCHEDULE 4.5 is a complete and accurate list of all Leased Property. Seller has delivered a true and complete copy of all leases for the Leased Property (including all riders, exhibits and amendments) to Buyer and the originals of any of such leases which Buyer wants Seller to maintain as provided in subsection (v) will be delivered to Buyer at or before Closing.

              v) Seller has made all payments required under those leases which accrued at or prior to Closing. Provided Buyer makes the post-Closing payments that are required under the lease denominated "Pitney Bowes Lease", Seller will maintain that lease. Provided Buyer makes the post-Closing payments that are required under the lease denominated "Carr Financial Lease", Seller will maintain that lease. Provided that, in respect of the lease denominated "Fleet Capitol Lease", Buyer makes monthly post-Closing payments in the amount of One Thousand Seven Hundred Forty-Nine and 09/100 Dollars ($1,749.09), Seller will maintain that lease. The Leased Property under the Pitney Bowes Lease and the Carr Financial Lease and the Leased Property under the Fleet Capitol Lease which is set forth in SCHEDULE 4.5(A)(collectively, "Property for Buyer") will be kept at the Showroom or at such other location as Buyer may select and will be maintained for the exclusive use of Buyer and its invitees. Upon request by Buyer and at Buyer's expense, Seller will exercise any option to buy the Property for Buyer. Upon such exercise, Seller will promptly deliver to Buyer, at no additional cost, a Bill of Sale for such property. Nothing contained herein shall be construed as requiring Buyer to pay all or any part of any "return" fees or other "end of lease" fees that might arise under any of the aforesaid leases.

              vi) Except as provided in Article VIII, Section K, from and after the Closing, neither Seller nor anyone associated with Seller will have any right to lease, use or occupy the Showroom, and, upon Closing, any and all items then located in the Showroom which are not included in the Purchased Assets will be deemed forfeited to Buyer.

          G.  Trademarks and Artwork.
              ----------------------

              i) There are no claims, demands or proceedings instituted, pending or, to the Knowledge of Seller, threatened by any Person pertaining to or challenging Seller's right to use or ownership of any of the Trademarks or Artwork.

              ii) All of the Trademarks and Artwork are fully transferable to Buyer without the consent of any Person. To the extent any artwork, patterns, copyrights or intellectual property of any nature or medium whatsoever which are or have been associated with the business of the Division, including, but not limited to, samples, forms, screens, designs, paper patterns and marking and grading sheets, were made or developed, in whole or in part, by any third party, such third-party work was a "work for hire" and/or the third party has released any and all claims to such work to Seller and/or has assigned any and all rights to such work to Seller. All documentation relating to such releases, assignments and/or payments to third parties will be delivered to Buyer at or before Closing.

          iii) All Artwork shall be delivered to Buyer at or before the Closing. To the extent that any Artwork or Artwork-related information which pertains to paper patterns or marking and grading sheets is maintained on computers which are not included within the Purchased Assets, Seller shall, after the Closing (and without regard to the termination of the Transition Period), make such information freely and readily accessible to Buyer, fully cooperate with Buyer with respect to any use or transfer of such information that Buyer wishes to make, and not make any use or transfer of such information other than as directed by Buyer. Without limiting the foregoing, prior to Closing, Seller shall make complete, accurate and up-to-date "backup" disk(s) of the information that is on its ASSYST system and shall deliver such disk(s) to Buyer at the Closing. Throughout the Transition Period and for a reasonable time thereafter, Seller shall, upon request, provide Buyer with complete, accurate and up-to-date "backup" disk(s) of any information that is generated on the ASSYST system during the Transition Period which concerns business done by Buyer.

              iv) Promptly after Closing, Seller shall amend its certificate of incorporation to change its name to one which does not include any of the Trademarks or any word or phrase that is similar to any of the Trademarks. Seller shall file similar amendments for any business certificate, permit, license or authority to do business that it has in any jurisdiction.

          Copies of all such filed amendments shall be delivered to Buyer within two weeks after the Closing. After the Closing, neither Seller, nor Robert nor Larry shall use any of the Trademarks or any word or phrase that is similar to any of the Trademarks in connection with any goods, services, trade or business, nor shall any of Seller, Robert or Larry be associated, directly or indirectly, with any Person (other than Buyer) who uses any of the Trademarks or any word or phrase that is similar to any of the Trademarks in connection with any goods, services, trade or business. The immediately preceding sentence shall not be construed as prohibiting Seller from making reference to its pre-Closing corporate name after the Closing for the limited purposes of collecting accounts receivable that are due it and paying accounts payable that are owed by it. Seller shall use its best efforts to complete such activities no later than 180 days after the Closing. Annexed as Exhibit "D" is the form of letter that Seller will send to its customers promptly after the Closing regarding the transfer of the Division's business that is contemplated by this Agreement.

          H.  No Litigation; Labor Disputes; Compliance with Laws.
              ---------------------------------------------------

              i) Except as set forth on SCHEDULE 4.6, there is no decree, judgment, order, litigation at law or in equity, arbitration proceeding or proceeding before or by any court, commission, agency or other administrative or regulatory body or authority pending or, to the Knowledge of Seller, threatened, to which Seller is a party or which might have a Material Adverse Effect. To the Knowledge of Seller, there is no investigation by any commission, agency or other administrative or regulatory body or authority pending or threatened, which is concerned with the operations, business or affairs of Seller with respect to the Purchased Assets.

              ii) Seller owns and operates, and has owned and operated, its properties and assets, and carries on and conducts, and has carried on and conducted, the business related to the Purchased Assets in compliance with all federal, state and local laws, statutes, ordinances, rules and regulations (including those pertaining to equal employment opportunity, the environment and hazardous materials), and all court or administrative orders or processes, including but not limited to Occupational Safety and Health Administration, Equal Employment Opportunity Commission and National Labor Relations Board, with only such exceptions, if any, as would not have a Material Adverse Effect.

              (c) There is no litigation, proceeding or investigation of any nature pending or, to Seller's knowledge, threatened against or affecting it or any of its affiliates that might adversely affect Seller's ability to fully and timely perform its obligations hereunder.

              (d)   Each of the employees listed in SCHEDULE 4.7 and SCHEDULE
8.6 has been paid all compensation, fringe benefits and bonuses that are or may become due him/her from Seller, and there is no dispute with any of those employees in that regard.

          I.  Taxes.  Except to the extent that could not result in Liens or
              -----
claims on or against any of the Purchased Assets, or could not have a Material Adverse Effect, or could not result in any claim against Buyer:

              i) Seller has filed all federal, state and local tax returns, reports and estimates for all years and periods (and portions thereof) for which any such returns, reports and estimates were due, and any and all amounts shown on such returns and reports to be due and payable have been paid in full except as may be contested in good faith. Seller has withheld all taxes required to be withheld under applicable law and regulations, and such withholdings have either been paid to the proper governmental agency or properly set aside and deposited in accounts for such purpose. There are no tax deficiencies (including penalties and interest) of any kind assessed against or relating to Seller with respect to any taxable periods ending on or before or including the Closing Date.

          J.  Governmental Authorizations.  No governmental qualifications,
              ---------------------------
registrations, filings, privileges, franchises, licenses, permits, approvals or authorizations, other than those which apply to all businesses generally, are required for Seller to own and operate the Purchased Assets in the manner that they were operated during the two-year period preceding the Closing.

          K.  Brokers.  Neither this Agreement nor the sale and purchase of the
              -------
Purchased Assets nor any other transaction contemplated by this Agreement was induced or procured through any Person who might have a claim to a brokerage fee, finder's fee or similar fee other than MMG. MMG shall receive a brokerage fee of One Hundred Seventy-Five Thousand Dollars ($175,000), payable only if and when the Closing occurs. One-half of that fee (i.e., $87,500) shall be paid by
                                                ----
Seller and one-half of that fee (i.e., $87,500) shall be paid by Buyer.  Seller
                                 ----
shall defend and indemnify Buyer against any claim that is made against Buyer for a brokerage fee, finder's fee or similar fee other than as provided herein.

          L.  Employee Benefit Plans.  The consummation of the transactions
              ----------------------
contemplated hereby will not result in any liability on the part of Seller under any plan that is subject to ERISA or in the violation of any obligation or duty that Seller has under ERISA.

          M.  Customer Satisfaction.     To Seller's Knowledge, none of the
              ----------------------
Persons listed on SCHEDULE 8.4 has indicated, nor is there any reason to believe, that the volume of such Persons' purchase orders to Buyer during the 12-month period following the Closing will fall below the respective amounts forecast by Buyer in SCHEDULE 8.5. The forecasts made by Seller in SCHEDULE 8.5 are based on a careful and thorough analysis and assessment by Seller of all relevant factors known to it.

          N.  Stand Alone Statements of the Division.  Annexed as SCHEDULE 4.8
              --------------------------------------
are (a) an Income Statement for the Division, which accurately reflects its operations for the period January 1 through December 31, 1997 if treated as a "stand alone entity", and (b) a Balance Sheet for the Division, which accurately reflects its financial position as of December 31, 1997 if treated as a "stand alone entity".

          O.  Telephone Number.  Prior to Closing, Seller shall take all
              ----------------
necessary steps to insure that the telephone numbers 212-564-3400 and 212-997-9133 are transferred to Buyer and registered in Buyer's name promptly after the Closing. All paperwork that is necessary to effect such a transfer which requires Seller's signature shall be obtained by Seller pre-Closing, signed by Seller, and delivered in signed form to Buyer at Closing.

          P.  Additional Representations and Warranties by Seller.
              ---------------------------------------------------
Additional representations and warranties by Seller are set forth  in Article
VIII.

                                  ARTICLE V.
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows:

         A. Organization.  Buyer is a corporation duly organized, validly
            ------------
existing and in good standing under the laws of the State of Delaware and is authorized to do business in the State of New York, and Buyer has full corporate power to consummate the transactions contemplated by this Agreement.

         B. Authorization;  Enforceability.  The execution, delivery and
            ------------------------------
performance of this Agreement and all of the documents and instruments required hereby Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby, are within the corporate power of Buyer and have been duly authorized by all necessary corporate action by Buyer and do not require any further authorization or approval by any Person. This Agreement is a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

         C. Absence of Conflicting Agreements.  The execution, delivery and
            ---------------------------------
performance of this Agreement by Buyer does not and will not, after the giving of notice, or the lapse of time or both, or otherwise:

            i) conflict with, result in a breach of, or constitute a default under, the Certificate or Articles of Incorporation or bylaws of Buyer, or any material federal, state or local law, statute, ordinance, rule or regulations applicable to Buyer, or any court or administrative order or process, or any material contract, agreement, arrangement, commitment or plan to which Buyer is a party or by which Buyer or its assets is bound;

          ii) require the consent, waiver, approval, permit, license, clearance or authorization of, or any declaration or filing with, any court or governmental or public agency; or

          iii) require the consent of any Person under any material agreement, material arrangement or material commitment of any nature which Buyer is a party to or bound by.

       D. Brokers.  Neither this Agreement nor the sale and purchase of the
          -------
Purchased Assets nor any other transaction contemplated by this Agreement was induced or procured through any Person who might have a claim to a brokerage fee, finder's fee or similar fee other than MMG. MMG shall receive a brokerage fee of One Hundred Seventy-Five Thousand Dollars ($175,000), payable only if and when the Closing occurs. One-half of that fee (i.e., $87,500) shall be paid by
                                               ----
Seller and one-half of that fee (i.e., $87,500) shall be paid by Buyer. Buyer
                                 ----
shall defend and indemnify Seller against any claim that is made against Seller for a brokerage fee, finder's fee or similar fee other than as provided herein.

       E. Litigation.  There is no litigation, proceeding or investigation of
          ----------
any nature pending or, to Buyer's knowledge, threatened against or affecting it or any of its affiliates that would materially adversely affect Buyer's ability fully to perform its obligations hereunder.

                                  ARTICLE VI.

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

          Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

       A. Compliance with Agreement.  Seller shall have performed and complied
          -------------------------
in all respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

       B. Representations and Warranties.  The representations and warranties
          ------------------------------
made by Seller in this Agreement shall be true and correct in all respects as of the Closing Date and, to Seller's Knowledge, there is not and will not be any reason to believe that that might change after Closing except for post-Closing matters that will be in the sole control of Buyer.

       C. Deliveries at Closing.  Seller shall have delivered or caused to be
          ---------------------
delivered to Buyer the documents, each properly executed, dated and effective as of the Closing Date, required to be delivered pursuant to this Agreement.

       D. Possession; Instruments of Conveyance and Transfer.  Seller shall
          --------------------------------------------------
deliver to Buyer at the Closing such other documents as shall be reasonably necessary to transfer to Buyer the Purchased Assets, free and clear of all Liens of any nature whatsoever.

       E. Approvals and Consent.  There shall have been secured such
          ---------------------
permissions, approvals, determinations, consents and waivers, if any, as may be required by law, regulatory authorities, or any third party.

       F. Absence of Investigations and Proceedings.      Neither Seller nor
          -----------------------------------------
Buyer shall be subject to any restraining order or injunction restraining or prohibiting the consummation of any of the transactions contemplated hereby; no action or proceeding shall have been instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated by this

Agreement; and none of the parties to this Agreement shall have received written notice from any Person of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby, or to commence any investigation (other than a routine letter of inquiry) into the consummation of this Agreement or (ii) the actual commencement of such investigation.

      G.  Absence of Liens.  On the Closing Date and simultaneously with the
          ----------------
Closing, there shall not be any Liens on any of the Purchased Assets.

      H.  Future Services of Key Personnel.  Prior to the Closing, each of
          ---------------------------------
Stuart Lesser, Joan Culkin and Diane Fricks must commit to work for Buyer on such terms as Buyer may elect and to relocate to the New York/New Jersey area before the end of the Transition Period. At or before Closing, Larry must enter into a written consulting agreement with Buyer in the form annexed as Exhibit "E".

         If any of the conditions set forth in this Article VI has not been satisfied, Buyer may in its sole discretion nevertheless elect to proceed with the consummation of the transactions contemplated hereby, without thereby waiving any of Seller's representations and warranties.

                                 ARTICLE VII.
               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

         Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

       A. Compliance with Agreement.  Buyer shall have performed and complied in
          -------------------------
all respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or at the Closing.

       B. Representations and Warranties.  The representations and warranties
          ------------------------------
made by Buyer shall be true and correct in all respects as of the Closing Date.

       C. Deliveries at Closing.  Buyer shall have delivered or caused the
          ---------------------
Purchase Price to be delivered to Seller.

       D. Absence of Investigations and Proceedings.
          -----------------------------------------

Neither Seller nor its affiliates shall be subject to any restraining order or injunction restraining or prohibiting the consummation of any of the transactions contemplated hereby.

          If any of the conditions set forth in this Article VII has not been satisfied, Seller may nevertheless elect to proceed with the consummation of the transactions contemplated hereby, without thereby waiving any of Buyer's representations and warranties.

                                 ARTICLE VIII.
                             ADDITIONAL AGREEMENTS

            A. Seller's Work In Process.
               ------------------------

               i) Seller represents and warrants that annexed as SCHEDULE 8.1 is a full and accurate list of all work in process of the Division, which list includes a correlation, by the number of to-be-finished units and their particular style number, of each particular work in process with the numbered customer purchase order that that work is intended to fill. (SCHEDULE 8.1 consists of three sub-schedules: SCHEDULE 8.1(A) covers the actual work in process; SCHEDULE 8.1(B) covers piece goods and raw materials which Seller represents it has turned over to contractors in anticipation of work in process; and SCHEDULE 8.1(C) is a correlation of numbered customer purchase orders to "MO#'s".) Seller represents and warrants that true and complete copies of the aforesaid purchase orders have been delivered to Buyer and that the originals of such purchase orders will be delivered to Buyer at or prior to Closing. Seller represents and warrants that none of those purchase orders has been cancelled or modified, in whole or in part, that Seller will not make any cancellation or modification, in whole or in part, and that Seller has no reason to believe that any cancellation or modification, in whole or in part, will be made by any of the customers of those orders. Seller further represents and warrants that, except in cases of defective goods or late delivery, none of the customers for those purchase orders has the right to return or refuse goods or to obtain a markdown nor has any such customer engaged in the practice of returning or refusing goods or obtaining a markdown.

               ii) Title to all of the work in process, piece goods and raw materials reflected in SCHEDULE 8.1 will pass to Buyer at Closing.

          iii) SCHEDULE 8.1 reflects a total represented cost amount of One Million Seven Hundred Four Thousand Forty-Nine and 80/100 Dollars ($1,704,049.80) for the work in process, piece goods and raw materials reflected therein (i.e., Five Hundred Fourteen Thousand Nine Hundred Eighty-Seven and
         ----
81/100 Dollars ($514,987.81) for the work in process reflected on SCHEDULE 8.1(A) and One Million One Hundred Eighty-Nine Thousand Sixty One and 99/100 Dollars ($1,189,061.99) for the piece goods and raw materials reflected on
SCHEDULE 8.1(B)) (the "Total Represented Cost Amount" or "TRCA"). At Closing, Buyer will pay to Seller the amount of Seven Hundred Fifty-Two Thousand Twenty-Four and 90/100 Dollars ($752,024.90), which represents fifty (50%) percent of the TRCA, less One Hundred Thousand Dollars ($100,000). At Closing, Buyer will deposit in a separate account, maintained in its name, (the "Account") an amount equal to Eight Hundred Fifty-Two Thousand Twenty-Four and 91/100 Dollars ($852,024.91), representing the balance of the TRCA, less One Hundred Thousand Dollars ($100,000) (the "Account Deposit"). Thirty (30) days after Closing, Buyer will pay to Seller, from the Account, the amount of Four Hundred Twenty-Six Thousand Twelve and 45/100 Dollars ($426,012.45), representing fifty (50%) percent of the Account Deposit. Sixty (60) days after Closing, Buyer will pay to Seller, from the Account, the amount of Two Hundred Thirteen Thousand Six and 23/100 Dollars ($213,006.23), representing twenty-five (25%) percent of the Account Deposit. The amount of Two Hundred Thirteen Thousand Six and 23/100 Dollars ($213,006.23)(the "Third Account Payment"), which represents the last twenty-five (25%) percent of the Account Deposit, will be paid to Seller one hundred twenty (120) days after the Closing, subject to the following:

           (1) the total number of finished work-in-process units delivered to Buyer by that 120th day must be not less than the one hundred sixty-one thousand two hundred nine (161,209) units identified in Column "A" of SCHEDULE 8.1(A), and

          (2) the actual cost to Buyer to finish those one hundred sixty-one thousand two hundred nine (161,209) units must be not greater than the Three Hundred Thirty-One Thousand Two Hundred Five and 57/100 Dollars ($331,205.57) reflected in Column "E" of SCHEDULE 8.1(A).

If the failure to meet said conditions "1" and/or "2" costs Buyer, in the aggregate for both conditions taken together, more than Twenty-One Thousand One Hundred Fifty-Four and 83/100 Dollars ($21,154.83)(the "2.5% THRESHOLD"), Buyer shall deduct from the Third Account Payment an amount equal to:

          (A)  the sum of

               (x) any shortfall of units under condition "1" multiplied by the average per-unit cost of Three and 19/100 Dollars ($3.19), plus

               (y) any excess costs under condition "2",

          (B) minus the 2.5% THRESHOLD.

In computing the 2.5% THRESHOLD, Buyer's costs because of a failure of condition "1" shall be determined by multiplying the shortfall of units by the average per-unit cost of Three and 19/100 Dollars ($3.19).

    The aforesaid One Hundred Thousand Dollars ($100,000), which is being deducted from the Account Deposit, will be paid to Seller twelve (12) months after the Closing, subject to the following:

          (Z) by the end of that twelve (12) month period, Seller must demonstrate, by auditible documentary evidence, that the full amount of the inventory of piece goods and raw materials set forth in SCHEDULE 8.1(B) actually existed, had its represented cost, and was fully used by Buyer to manufacture goods.

If the said condition "Z" is not met, Buyer shall deduct from the aforesaid One Hundred Thousand Dollar ($100,000) payment an amount equal to any portion of the
SCHEDULE 8.1(B) inventory which is not substantiated as aforesaid.

          iv) Whenever a deduction is warranted under subdivision (iii), if the applicable calculation warrants a deduction in excess of the particular payment due Seller, Seller will make refund to Buyer accordingly. In the event of a dispute between Buyer and Seller as to whether a particular deduction or refund is warranted, Seller shall have the right to review Buyer's accounting records to verify the position taken by Buyer in that regard and, if necessary, to help meet Seller's burden under condition "Z". If, after conducting such review, Buyer and Seller are still in dispute and such dispute is not resolved within thirty (30) days, the issue shall be submitted to an independent accounting firm, jointly selected by Buyer and Seller, whose determination shall be final and binding. The provisions of this subdivision (iv) regarding submission to an independent accounting firm shall be enforced in accordance with Article 76 of the New York Civil Practice Law and Rules.

      B.  "Backlog" Orders.
          ----------------

          i) Seller represents and warrants that annexed as SCHEDULE 8.2 is a full and accurate list of all "backlog" orders of the Division. Seller represents and warrants that true and complete copies of such orders have been delivered to Buyer and that the original of such orders will be delivered to Buyer at or prior to Closing. Seller represents and warrants that none of such orders has been cancelled or modified, in whole or in part, that Seller will not make any cancellation or modification, in whole or in part, and that Seller has no reason to believe that any cancellation or modification, in whole or in part, will be made by any of the customers of those orders. Seller further represents and warrants that it has not and will not ship any of those "backlog" orders or receive payment therefor, such shipping and payment rights having been conveyed to Buyer hereunder.


          ii)  Buyer will use its best efforts to fill the orders reflected on
SCHEDULE 8.2. On those orders which are filled by Buyer, Buyer will pay Seller a commission equal to five (5%) percent of the net sales of those filled orders ("net sales" meaning the actual receipts from the customers of the orders, after returns, allowances and discounts, if any). At Closing, an advance of Eighty-Seven Thousand Five Hundred Dollars ($87,500) towards that commission will be paid to Seller. The balance, if any, of that commission will be paid at the later of (i) thirty (30) days after Buyer's receipt of payment for the aforesaid orders or (ii) the end of the Transition Period. In no event shall any commission be due or payable to Seller on reorders of any of the orders listed in SCHEDULE 8.2.

      C.  Piece Goods and Raw Materials.
          -----------------------------

          i) Annexed as SCHEDULE 8.3 is a list of piece goods and raw materials that Buyer is purchasing in connection with this transaction. At Closing, Buyer will pay to Seller the amount of Three Hundred Twenty-Two Thousand One Hundred Forty-Nine and 31/100 Dollars ($322,149.31), which represents eighty (80%) percent of the total dollar amount of piece goods and raw materials that is reflected on SCHEDULE 8.3. Seller shall use its best efforts to deliver such piece goods and raw materials as soon as possible after the Closing (but in no event later than five (5) weeks after the Closing) to Buyer, at its warehouse in New Jersey. Thirty (30) days after such delivery, Buyer will pay to Seller the amount of Eighty Thousand Five Hundred Thirty-Seven and 33/100 Dollars ($80,537.33), which represents twenty (20%) percent of the total dollar amount of piece goods and raw materials that is reflected on SCHEDULE 8.3. In the event the piece goods and raw materials delivered to Buyer are not equal in dollar amount to one hundred (100%) percent of the total dollar amount of piece goods and raw materials that is reflected on
SCHEDULE 8.3, the amount that Buyer will pay to Seller will be prorated accordingly and, if warranted by the prorating calculation, Seller will, on the 30th day after delivery, make refund to Buyer from the prior 80% payment that Buyer made to Seller pursuant to this subdivision (i).

          ii) In the event of a dispute between Buyer and Seller as to whether, the piece goods and raw materials that were delivered to Buyer were equal in dollar amount to one hundred (100%) percent of the total dollar amount of piece goods and raw materials that is reflected on SCHEDULE 8.3, Seller shall have the right to review Buyer's accounting records to verify the position taken by Buyer in that regard. If, after conducting such review, Buyer and Seller are still in dispute and such dispute is not resolved within thirty (30) days, the issue shall be submitted to an independent accounting firm, jointly selected by Buyer and Seller, whose determination shall be final and binding. The provisions of this subdivision (ii) regarding submission to an independent accounting firm shall be enforced in accordance with Article 76 of the New York Civil Practice Law and Rules.

      D.  First Quality.  Seller represents and warrants that all completed
          -------------
work in process, piece goods and raw materials that are to be delivered to Buyer pursuant to this Agreement will be first quality only.

         E.  Bulk Sales Law.  In the event any claim is made against Buyer by a
             --------------
creditor of Seller who asserts non-compliance with the Bulk Sales Law, each of Seller, Robert and Larry shall fully defend and indemnify Buyer against all costs, expenses, damages and losses that Buyer incurs as a result of such claim, including reasonable attorney's fees.

         F.  No Impingement on Buyer's Customers.
             -----------------------------------

             i) The Purchase Price was arrived at with the understanding that the value of the Purchased Assets will be severely and irreparably damaged by the possibility that certain customers of the Division may do business with Persons, other than Buyer, with whom Seller, Robert or Larry have some connection. In order to avoid such a possibility, for the five (5) year period following the Closing, each of Seller, Robert and Larry agrees not to engage in any of the following activities:

            (a) provide direct or indirect financing to any Person who is engaged in the manufacture, sale, distribution or marketing of women's apparel for or to any of the Persons listed on SCHEDULE 8.4;

            (b) have any direct or indirect ownership or equity interest in any Person who is engaged in the manufacture, sale, distribution or marketing of women's apparel for or to any of the Persons listed on SCHEDULE 8.4;

            (c) directly or indirectly provide consulting services or other assistance to any Person who is engaged in the manufacture, sale, distribution or marketing of women's apparel for or to any of the Persons listed on SCHEDULE 8.4;

          (d) be directly or indirectly employed by any Person who is engaged in the manufacture, sale, distribution or marketing of women's apparel for or to any of the Persons listed on SCHEDULE 8.4;

          (e) directly or indirectly solicit or induce any of the Persons listed on SCHEDULE 8.4 to cease being a customer of Buyer or to diminish its purchases from Buyer;

          (f) directly or indirectly solicit or induce any of the Persons listed on SCHEDULE 8.4 to become a women's apparel customer of, or to increase its purchases of women's apparel from, any Person other than Buyer.

          ii) The restriction set forth in subdivision (i)(b) of this Section "F" shall not apply in a situation in which the "ownership or equity interest" consists solely of shareholder status in a publicly-held and publicly-traded company, but only if all of the following conditions to such exemption are met:
(1) the aggregate shareholdings of both the person seeking exemption under this subdivision (ii) and the members of his family (to the second degree of kinship) do not exceed five (5%) percent, (2) no member of the family of the person seeking exemption under this subdivision (ii) (to the second degree of kinship) is an officer, director or executive employee of the publicly-held and publicly-traded company, and (3) none of subdivisions (a), (c), (d), (e) or (f) of this Section "F" is applicable to the situation.

          G.  Hiring Restrictions.
              -------------------

              i) As a further inducement to Buyer to pay the Purchase Price, each of Seller, Robert and Larry agrees that, for a period of five (5) years after the Closing, it/he will not engage in any of the following activities:

                        (a) provide direct or indirect financing to any Person who hires or engages a Restricted Person after the Closing;

                        (b) have any direct or indirect ownership or equity interest in any Person who hires or engages a Restricted Person after the Closing;

                        (c) directly or indirectly provide consulting services or other assistance to any Person who hires or engages a Restricted Person after the Closing, if such consulting services or assistance relate to any product or service with which the Restricted Person is involved;

                        (d)  be directly or indirectly employed
by any Person who hires or engages a Restricted Person after the Closing, if such employment relates to any product or service with which the Restricted Person is involved;

                        (e) solicit or induce any Restricted Person to cease being an employee or sales representative of Buyer;
                ii) "Restricted Person" means (i) any employee or sales representative of Buyer who was previously an employee or sales representative of Seller or (ii) any person who is listed on SCHEDULE 8.7. After the Closing, Buyer shall have the unilateral right to add persons from among the following to
SCHEDULE 8.7: (i) employees or sales representatives of Buyer who became such after the Closing and/or (ii) employees or sales representatives of Buyer with whom Larry has contact during the term of the consulting agreement referred to in Exhibit "E".

                iii) The restrictions of this Section "G" shall apply (1) irrespective of whether the Restricted Person was solicited by the Person(s) referred to in subdivisions (i)(a) through (i)(d), and (2) irrespective of why the Restricted Person's employment or engagement by Buyer terminated.

                        iv) The restriction set forth in subdivision (i)(b) of this Section "G" shall not apply in a situation in which the "ownership or equity interest" consists solely of shareholder status in a publicly-held and publicly-traded company, but only if all of the following conditions to such exemption are met: (1) the aggregate shareholdings of both the person seeking exemption under this subdivision (iv) and the members of his family (to the second degree of kinship) do not exceed five (5%) percent, (2) neither the person seeking exemption under this subdivision (iv) nor any member of his family (to the second degree of kinship) is an officer, director or executive employee of the publicly-held and publicly-traded company, and (3) none of subdivisions (a), (c), (d) or (e) of this Section "G" is applicable to the situation.

               H.  Transition Period.  The Purchase Price was arrived at with
                   -----------------
the understanding that preservation of the value of the Purchased Assets after Closing requires a smooth and orderly transition. Accordingly, Seller agrees that, after the Closing, it will continue to employ the persons listed on
SCHEDULE 8.6, who will cooperate with Buyer's employees to effect a smooth and orderly transition. In that regard, SCHEDULE 8.6 sets forth, next to each person's name, the estimated time that Buyer anticipates it will want that person's employment by Seller to continue post-Closing. Buyer reserves the right to shorten that period, and SCHEDULE 8.6 sets forth, next to each persons' name, how much notice Seller will require of Buyer in that regard. SCHEDULE 8.6 also sets forth, for each person, the respective weekly amount that Buyer will have to pay to Seller for continuing that person's employment post-Closing. Buyer will pay Seller such respective amounts, on a weekly basis in arrears, for each person whose post-Closing employment is continued at Buyer's request.

Post-closing weeks will start from the first business day following the Closing Date. In addition, for three of the persons, SCHEDULE 8.6 sets forth a Five Hundred Dollar ($500) bonus that each of those persons will receive if she continues her post-Closing employment for the full duration of the anticipated time period that SCHEDULE 8.6 makes applicable to her. Buyer will reimburse Seller for any $500 bonus that Seller pays to any of those three employees who continues for the requisite period. The end of the "Transition Period" shall mean the end of the last to terminate of the employment periods prescribed by Buyer pursuant to SCHEDULE 8.6.

         I.  Bonus Payment to Seller.   In the event Buyer's
             ------------------------
orders from customers of the Division that have a delivery date prior to January 11, 2000 are equal to at least Nineteen Million Dollars ($19,000,000), Buyer shall pay Seller an additional Fifty Thousand Dollars ($50,000). The said bonus shall be paid by February 11, 2000. In computing the aforesaid $19,000,000 figure, Buyer's net sales from orders listed on SCHEDULE 8.2 shall be taken into account. Seller shall have the right to review the relevant records of Buyer if there is a dispute about whether the $19,000,000 threshold was reached. If, after conducting such review, Buyer and Seller are still in dispute and such dispute is not resolved within thirty (30) days, the issue shall be submitted to an independent accounting firm, jointly selected by Buyer and Seller, whose determination shall be final and binding. The provisions of this subdivision
(iii) regarding submission to an independent accounting firm shall be enforced in accordance with Article 76 of the New York Civil Practice Law and Rules.

         J.  Mistaken Payments/Chargebacks.   Each of Seller and Buyer will
             ------------------------------
promptly rectify any post-Closing payment or chargeback, of any nature whatsoever, that is made to or charged against a party other than the one who is entitled to/responsible for same.

         K.  Limited post-Closing Use of the Showroom by Robert and Larry.   For
             ------------------------------------------------------------
a period of ninety (90) days after the Closing, Robert and Larry shall, as a courtesy from Buyer, be permitted to continue to occupy Larry's current office at the Showroom. In conjunction with such occupancy, Robert and Larry may make reasonable use of Buyer's office equipment and supplies at the Showroom, including the telephones. In conjunction with such occupancy, Buyer will designate an "inner office" at the Showroom that can be used by Joseph Abene. In no event shall the provisions of this paragraph be construed as creating any "tenancy" rights in any of Robert, Larry or Joseph Abene.

                                  ARTICLE IX.
                                 MISCELLANEOUS

         A.  Further Assurances.  From time to time after the Closing Date, upon
             ------------------
the reasonable request of Buyer, Seller shall, at its own cost and expense, execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, possess, use and/or record title to any of the Purchased Assets. Seller agrees, at its own cost and expense, to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to, use and possession of the Purchased Assets in the condition and manner contemplated by this Agreement. Upon Buyer's request, both before and after the Closing (and without regard to the termination of the Transition Period), Seller shall promptly make the Records available for inspection by Buyer or its representatives for any and all purposes as may be reasonably related to Buyer's rights or interests under this Agreement or to the value of the Purchased Assets or their preservation, protection or enhancement.

       B. Survival.  The Closing shall not be deemed to extinguish any
          --------
representations, warranties or other agreements contained herein which, by their nature or purpose, should survive the Closing. The transactions contemplated by this Agreement shall survive any dissolution, merger or consolidation of Buyer or Seller and shall bind the legal representatives, assigns and successors of Buyer and Seller.

       C. Entire Agreement; Amendment; and Waivers.  This Agreement and the
          ----------------------------------------
documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. This Agreement may not be altered, modified, terminated or discharged except by a writing signed by the party against whom such alteration, modification, termination or discharge is sought to be enforced. The failure (whether or not knowing and whether or not prolonged) to take action against a breach or default under this Agreement shall not be construed as a waiver of the right to take action against such or a similar breach or default, it being understood that no waiver shall be effective and no waiver is to be relied upon unless it be made in a writing signed by the party charged with it.

       D. Benefit; Assignment.  This Agreement shall be binding upon and inure
          -------------------
to the benefit of and shall be enforceable by Buyer and Seller and their respective successors and assigns. In no event shall any employee of Seller be deemed a third party beneficiary of any provision of this Agreement.

       E. Notices.  All communications or notices required or permitted by this
          -------
Agreement shall be in writing and shall be deemed to have been given on the date when personally delivered to an officer of the other party or when sent by confirmed facsimile transmission to the number (and copy number) shown below; or, if sent by commercial overnight delivery service, then one (1) business day after being properly deposited for delivery by commercial overnight delivery service, prepaid; or, if sent by U.S. mail, then three (3) business days after being properly deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows; unless and until either of such parties notifies the other in accordance with this Section of a change of address or change of facsimile number:


    If to Buyer:             Jaclyn, Inc.
                             635-59th Street
                             West New York, New Jersey 07093
                             Attention:  Robert E. Chestnov
                             Fax No.:  (201) 868-6525


    With a copy to:          Robert J. Kaplan, Esq.
                             74 Trinity Place
                             New York, New York  10006
                             Fax No.:   (212) 964-0867


    If to Seller:            Catalog Apparel Group
                             141 West 36th Street
                             New York, New York 10018
                             Attn: Larry Kaplan
                             Fax No.:   (212) 244-1569


    With a copy to:          Bruce Wexler, Esq.
                             Loeb & Loeb, LLP
                             345 Park Avenue
                             New York, New York 10154
                             Fax No.:   (212) 407-4990

       F. Counterparts; Headings.  This Agreement may be executed in several
          ----------------------
counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Section headings are inserted for convenience of reference only and shall be disregarded in interpreting this Agreement.

       G. Severability.  If any word, provision, clause or other part of this
          ------------
Agreement, or the application thereof under certain circumstances, is held invalid, or unenforceable, the remainder of this Agreement, or the application of such word, provision, clause or other part under different circumstances, shall not be affected thereby. In the event any word provision, clause or other part of this Agreement shall be held invalid or unenforceable, it shall be deemed modified, but only to the extent necessary to make it lawful. To effect such modification, the said word, provision, clause or other part shall be deemed deleted, added to and/or rewritten, whichever shall most fully preserve the intentions of the parties as originally expressed herein.

       H. Governing Law.  This Agreement (and the below Guaranty) shall be
          -------------
governed by and interpreted under the laws of the State of New York without regard to the conflict of law principles thereof. Except as provided in Sections A, C and I of Article VIII, any controversy arising out of or relating to this Agreement (or the below Guaranty), or any duty created thereby, shall be resolved without a jury in a federal or state court located within the City of New York (and/or in any appellate court therefrom) and in no other forum. The parties and guarantors consent to jurisdiction in such courts, waive any objection to such exclusive venue, waive trial by jury, and agree that service of the summons to such proceedings (and of any papers which may accompany it) shall be deemed sufficient if made by certified mail, postage prepaid, addressed to the parties' addresses as designated in or hereafter changed under Article IX, Section E. Service by such method shall be deemed complete five (5) business days after such mailing. Each of Seller, Robert and Larry acknowledges that, without limiting or precluding other appropriate remedies, the remedies of injunction and/or specific performance are necessary and proper to enforce their obligations under Section G(iv) of Article IV, Sections F and G of Article VIII and Section A of Article IX, and, further, that, in the event a temporary injunction is obtained, each of them waives the right to a bond.

         IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the day and year first above written.


                        "BUYER"

                        JACLYN, INC.

                             /s/ Robert Chestnov
                        By: ___________________________________
                        Name:  Robert Chestnov
                        Title: President


                        "SELLER"

                        BANNER INDUSTRIES OF NEW YORK, INC.

                             /s/ Lawrence Kaplan
                        By: ___________________________________
                        Name:  Lawrence Kaplan
                        Title: President


                                LIMITED GUARANTY

         In consideration of, and as an inducement for, Buyer's entry into the above Agreement, each of Robert C. Kaplan and Larry Kaplan personally guarantees all representations and warranties made by Seller in that Agreement, as well as the accuracy and
                                      -37-
completeness of all of the information that is contained in the Schedules thereto. Each of Robert C. Kaplan and Larry Kaplan acknowledges that he is personally bound by the provisions of Section G(iv) of Article IV and Sections E, F and G of Article VIII of that Agreement. Any legal action by or against Robert C. Kaplan and/or Larry Kaplan in respect of this Guaranty shall be subject to the provisions of Section H of Article IX of that Agreement, with the service addresses of Robert C. Kaplan and Larry Kaplan to be as designated below their signatures to this Guaranty. Any legal action against Robert C. Kaplan and/or Larry Kaplan that is brought pursuant to the first sentence of this Guaranty must be filed within three (3) years after the Closing Date in order to be timely. Any legal action against Robert C. Kaplan and/or Larry Kaplan that is brought pursuant to the second sentence of this Guaranty must be filed within the applicable statute of limitations in order to be timely. Except in situations where the breach of a representation and warranty, or inaccuracy or incompleteness in a Schedule, results in Buyer's liability to a third party, each of Robert C. Kaplan and Larry Kaplan's personal liability under the first sentence of this Guaranty shall be limited to the amount of the Purchase Price, plus interest thereon at the legal rate from the Closing Date. In no event shall Seller's liability be so limited, and in no event shall any limitation apply to Robert C. Kaplan and Larry Kaplan's personal liability under the second sentence of this Guaranty. In no event shall any modification of the above Agreement, whether or not done with the consent of or on notice to any of the aforesaid guarantors, release any of those guarantors from this Guaranty or diminish their liability hereunder. This Guaranty may not be modified or terminated without the signed written consent of Buyer.

                                  /s/ Robert C. Kaplan
                                  __________________________
                                  Robert C. Kaplan
                                  Address:

                                  36 Round Tree Dr.
                                  __________________________

                                  Melville NY
                                  __________________________


                                  /s/ Larry Kaplan
                                  _________________________
                                  Larry Kaplan
                                  Address:

                                  300 East 74th St.
                                  __________________________

                                  New York, NY 10021
                                  __________________________

                     EXHIBITS AND SCHEDULES TO AGREEMENT
                     -----------------------------------


Exhibit/Schedule           Description


A                          Artwork Assignment to Jaclyn

B                          Bill of Sale to Jaclyn

C                          Trademark Assignment to Jaclyn

D                          Banner's Letter to Customers

E                          Consulting Agreement of Banner Principal

4.1                        Items in Need of Imminent Repair or Replacement

4.2                        Landlord's Consent to Assignment of Leasehold to
                           Jaclyn

4.5                        Leased Personal Property to be Used by Jaclyn

4.6                        Litigation Against Banner

4.7                        Banner Employees Who Are to Become Jaclyn
                           Employees

4.8                        Stand Alone Statements of Acquired Banner Division

8.1                        Acquired Work in Process

8.2                        Acquired Backlog Orders

8.3                        Acquired Raw Materials and Piece Goods

8.4                        Restricted Customers

8.5                        Banner's Forecast

8.6                        Transitional Workforce to be Provided by Banner

8.7                        Restricted Persons



                                     -39-